Exhibit 4.5

DESCRIPTION OF REGISTRANT’S SECURITIES

The following description sets forth certain material terms and provisions of our capital stock and also summarizes relevant provisions of Florida law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Florida law and our articles of incorporation and our bylaws, copies of which are incorporated by reference as exhibits to this Annual Report on Form 10-K of which this Exhibit 4.5 is a part.

Authorized and outstanding capital stock

Stabilis Solutions, Inc., a Florida corporation (“we”, or the “Company”), has authorized common stock consisting of 37,500,000 shares of common stock, $0.001 par value, and 1,000,000 shares of preferred stock, $0.001 par value.

Common Stock

Our common stock is listed on The Nasdaq Stock Market LLC under the symbol “SLNG”.

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors. In an election of directors where the number of nominees exceeds the number of directors to be elected, the nominees receiving the highest number of votes of the shares entitled to vote for them, up to the number of directors to be elected by such shares, will be elected.

The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company (the “Board”) out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

Other Rights

Holders of shares of our common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Preferred Stock

Our Board has the authority, without shareholder approval, to issue up to 1,000,000 shares of Preferred stock, $0.001 par value. The authorized preferred stock may be issued by the Board in one or more series and with the rights, privileges and limitations of the preferred stock determined by the Board. The rights, preferences, powers and limitations of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters.

Registration Rights

We agreed to provide certain registration rights to certain holders of our common stock pursuant to the terms of the agreements filed as Exhibits 4.1, 4.2, and 4.3 to this Annual Report on Form 10-K.

Anti-Takeover Effects of Provisions of Florida Law and Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”) contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board. These provisions include:

Blank Check Preferred stock

The availability of the 1,000,000 authorized preferred stock for issuance under our Articles of Incorporation provides the Board with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows the Company to issue shares of preferred stock without the expense and delay of a special shareholders’ meeting. The authorized shares of preferred stock will be available for issuance without further action by the Company’s shareholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which our securities may be listed. The Board has the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.

Advance Notice Procedure

Our Bylaws provide an advance notice procedure for shareholders to nominate director candidates for election or to bring business before an annual meeting of shareholders, including proposed nominations of persons for election to the Board.

Our Bylaws provide that as to the notice of shareholder proposals of business to be brought at the annual meeting of shareholders, notice must be delivered to our corporate secretary not later than the close of business on the 60th day and not earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (or if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, such notice must be so received not earlier than the close of business on the 90th day and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure thereof was made). The procedures set forth in our Bylaws for business to be properly brought before an annual meeting by a shareholder are in addition to, and not in lieu of, the requirements set forth in Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended.

Nominations for the election of directors may be made by any shareholder of record entitled to vote for the election of directors at an annual or special meeting of shareholders; provided, however, that a shareholder may nominate persons for election as directors only if written notice of such shareholder’s intention to make such nominations is received by the Secretary not later than (i) with respect to an election to be held at an annual meeting of shareholders, not later than the close of business on the 60th day and not earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (or if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date, such notice must be so received not earlier than the close of business on the 90th day and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made) and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh business day following the date on which notice of such meeting is first given to shareholders. Any such shareholder’s notice shall set forth (a) the name and address of the shareholder who intends to make a nomination; (b) a representation that the shareholder is entitled to vote at such meeting and a statement of the number of shares of the corporation that are beneficially owned by the shareholder; (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) as to each person the shareholder proposes to nominate for election or re-election as a director, the name and address of such person and such other information regarding such nominee as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the Board, and a description of any arrangements or understandings, between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is to be made; and (e) the consent of each such nominee to serve as a director if elected.

Section 607.0901 of the Florida Statutes

We are subject to Section 607.0901 of the Florida Statutes. In general, Section 607.0901 regulates certain transactions between a corporation and an “interested shareholder,” one who beneficially owns more than ten percent of the corporation’s outstanding voting shares. The statute provides significant protection to minority shareholders by assuring that the transactions covered by the statute are either (a) procedurally fair (i.e., the transaction is approved by disinterested directors or disinterested shareholders) or (b) substantively fair (i.e., result in a fair price to the shareholders).

Section 607.0902 of the Florida Statutes

We are subject to Section 607.0902 of the Florida Statutes. In general, Section 607.0902 focuses on the acquisition of “control shares” in an issuing public corporation. When control shares are acquired in a “control share acquisition,” the shares do not have voting rights. Voting rights may be restored only if the bidder files an acquiring person statement and requests a shareholder meeting to vote on whether the bidder’s shares should be accorded voting rights. Voting rights are restored only to the extent approved by the disinterested shareholders (which excludes both the bidder and management shareholders). Alternatively, the bidder’s shares will have voting rights if the acquisition is approved by the target company’s board of directors. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.